                                                                   EXHIBIT 12.1

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                          9 MONTHS ENDED                 12 MONTHS ENDED
                         ----------------- --------------------------------------------
                         SEPT 30, SEPT 30, DEC 31,  DEC 31,  DEC 31,  DEC 31,  DEC 31,
                           1997   1996(1)  1996(1)  1995(1)  1994(1)  1993(1)  1992(1)
                         -------- -------- -------- -------- -------- -------- --------
Earnings Before Income
 Taxes.................. $1,323.0 $1,440.3 $1,788.8 $1,682.3 $1,422.5 $1,326.9 $1,149.8
Fixed Charges...........    400.9    411.5    540.2    556.2    537.7    576.6    645.0
                         -------- -------- -------- -------- -------- -------- --------
    Total............... $1,723.9 $1,851.8 $2,329.0 $2,238.5 $1,960.2 $1,903.5 $1,794.8
                         ======== ======== ======== ======== ======== ======== ========
Fixed Charges
 Interest on debt....... $  379.4 $  392.4 $  513.6 $  535.7 $  519.8 $  559.9 $  621.3
 Interest component of
  rentals...............     21.5     19.1     26.6     20.5     17.9     16.7     23.7
                         -------- -------- -------- -------- -------- -------- --------
    Fixed Charges....... $  400.9 $  411.5 $  540.2 $  556.2 $  537.7 $  576.6 $  645.0
                         ======== ======== ======== ======== ======== ======== ========
Ratio of Earnings to
 Fixed Charges..........      4.3      4.5      4.3      4.0      3.6      3.3      2.8
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(1) Data reflects accounting for the merger between Duke Energy Corporation and PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1992.